Exhibit (14)(a)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Manning & Napier Fund, Inc. of our reports dated December 18, 2017 and February 20, 2018, relating to the financial statements and financial highlights, which appear in Annual Reports of Overseas Series and World Opportunities Series on Form N-CSR for the years ended October 31, 2017 and December 31, 2017, respectively. We also consent to the references to us under the headings “Financial Statements” and “Appendix A: Surviving Series Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 25, 2018